EXHIBIT 99.1

FOR IMMEDIATE RELEASE

K12 INC. TO BEGIN TRADING ON THE NYSE “BIG BOARD”

Trading to Begin on NYSE Tomorrow

Herndon, VA, December 30, 2008 — K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum and education services created for online delivery to students in kindergarten through 12th grade, announced that it has qualified to be listed on the New York Stock Exchange and will begin trading on the NYSE “Big Board” on December 31, 2008. K12 originally listed on NYSE Arca in 2007 and will continue to trade under its current ticker symbol LRN on the NYSE.

About K12

K12 Inc. (NYSE: LRN) is a leading provider of proprietary, technology-based curriculum and online education programs to students in grades K-12. K12 provides its curriculum and academic services to online schools, traditional classrooms, blended school programs, and directly to families. Over 50,000 students in 21 states are enrolled in online public schools using the K12 program. K12 Inc. also operates the K12 International Academy, an accredited, diploma-granting online private school serving students worldwide.

K12’s mission is to provide any child the curriculum and tools to maximize success in life, regardless of geographic, financial, or demographic circumstances. K12 Inc. is accredited through the Commission on International and Trans-Regional Accreditation (CITA). It is the largest national K-12 online school provider to be recognized by CITA. More information can be found at www.K12.com.

K12® is a registered trademark and the K12 logo, xPotential and Unleash the xPotential are trademarks of K12 Inc.

Investor Contact:
Keith Haas
VP, Financial Planning & Analysis and Investor Relations
703-483-7077
khaas@k12.com

Press Contact:
Jeff Kwitowski
VP, Public Relations
703-483-7281
jkwitowski@k12.com